                            [TRANSLATED FROM HEBREW]

                       Isramco Negev 2 Limited Partnership


FINANCIAL STATEMENTS AS AT DECEMBER 31, 2002
-------------------------------------------------------------------------------


CONTENTS


                                                                           PAGE



Auditors' Report                                                              2


Balance Sheets                                                                3


Statements of Earnings                                                        4


Statement of Limited Partnership's Equity                                     5


Statements of Cash Flows                                                      6


Notes to the Financial Statements                                             8


                                       --

AUDITORS' REPORT TO THE PARTNERS OF
ISRAMCO NEGEV 2 LIMITED PARTNERSHIP


We have audited the accompanying balance sheets of Isramco Negev 2 Limited Partnership (hereinafter:the Limited Partnership) as at December 31, 2002 and 2001 and the related statements of earnings, Limited Partnership's equity and cash flows for each of the years in the three year period ended December 31, 2002. These financial statements are the responsibility of the Board of Directors and the Management of the General Partner of the Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Israel including standards prescribed by the Auditors Regulations (Manner of Auditor's Performance) 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and by the Management of the General Partner of the Limited Partnership, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based upon our audits, the financial statements referred to above present fairly, in all material respects, the financial position of the Limited Partnership as at December 31, 2002 and 2001 and the results of its operations, the changes in the Limited Partnership's equity and its cash flows for each of the years in the three year period ended December 31, 2002, in conformity with accounting principles generally accepted in Israel.

As discussed in Note 3B, the above mentioned financial statements are stated in values adjusted for the changes in the general purchasing power of the Israeli currency, in accordance with opinions of the Institute of Certified Public Accountants in Israel.



Somekh Chaikin
Certified Public Accountants (Isr.)

February 6, 2003


"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------

                                                Isramco Negev 2 Limited Partnership

BALANCE SHEETS AS AT DECEMBER 31
------------------------------------------------------------------------------------------------------------------------------------

IN TERMS OF SHEKELS OF DECEMBER 2001

                                                                                                       2002               2001
                                                                                              -------------      -------------
                                                                                     Note     NIS THOUSANDS      NIS THOUSANDS
                                                                                              -------------      -------------
CURRENT ASSETS

Cash and cash equivalents                                                                           33,482             72,569
Marketable securities                                                                  4           415,121            377,460
Bank deposits                                                                          5                 -             46,388
Joint ventures for oil and gas exploration                                             6             1,346              1,769
Other receivables                                                                      7               216                 99
                                                                                              -------------      -------------
                                                                                                   450,165            492,285
                                                                                              -------------      -------------

INVESTMENTS

Investment in oil and gas properties                                                   8            18,915             18,915
                                                                                              -------------      -------------
                                                                                                    18,915             18,915
                                                                                              -------------      -------------

                                                                                                   469,080            517,200
                                                                                              =============      =============

CURRENT LIABILITIES

Other payables                                                                         9               817                452
Joint ventures for oil and gas exploration                                             6               764              8,352
                                                                                              -------------      -------------
                                                                                                     1,216              9,142
                                                                                              -------------      -------------

CONTINGENT LIABILITIES AND COMMITMENTS                                                10

LIMITED PARTNERSHIP'S EQUITY                                                          11           467,864            508,058
                                                                                              -------------      -------------

                                                                                                   469,080            517,200
                                                                                              =============      =============


-----------------------------------------------------                   --------------------------------------------------
             Pinkstone Ltd. - Director                                                Yossi Levy - Director
       Isramco Oil and Gas - General Partner                                  Isramco Oil and Gas - General Partner
           Represented by Ya'akov Meimon


February 6, 2003


The notes are an integral part of the financial statements.


"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------

                                                Isramco Negev 2 Limited Partnership

STATEMENTS OF EARNINGS FOR THE YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------------------------------------------------------

IN TERMS OF SHEKELS OF DECEMBER 2002

                                                                                    2002               2001               2000
                                                                           -------------      -------------      -------------
                                                                 NOTES     NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                        --------------     -------------      -------------      -------------
INCOME

Financing income, net                                              12A                -             27,236             10,949

                                                                           -------------      -------------      -------------

                                                                                      -             27,236             10,949
                                                                           -------------      -------------      -------------

EXPENSES

Financing expenses, net                                            12A            35,243                 -                  -
Participation in oil and gas
 exploration, net                                                  12B             2,186            27,161             24,721
General and administrative
 expenses                                                          12C             2,765             2,706              2,528
                                                                           -------------      -------------      -------------

                                                                                  40,194            29,867             27,249
                                                                           -------------      -------------      -------------


NET LOSS                                                                         (40,194)           (2,631)           (16,300)
                                                                           =============      =============      =============


Loss per participation unit

                                                                                    NIS                NIS                NIS
                                                                           -------------      -------------      -------------

Basic and diluted loss per
 participation unit                                                12D           (0.0095)          (0.0006)           (0.0054)
                                                                           =============      =============      =============

The notes are an integral part of the financial statements.


"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------

                                                Isramco Negev 2 Limited Partnership

STATEMENT OF LIMITED PARTNERSHIP'S EQUITY
------------------------------------------------------------------------------------------------------------------------------------

IN TERMS OF SHEKELS OF DECEMBER 2002

                                                                            PARTNERSHIP'S        ACCUMULATED
                                                                                   EQUITY               LOSS             TOTAL
                                                                            -------------      -------------     -------------
                                                                            NIS THOUSANDS      NIS THOUSANDS     NIS THOUSANDS
                                                                            -------------      -------------     -------------
BALANCE AS AT JANUARY 1, 2000                                                     704,914          (345,856)          359,057

Options exercised                                                                168,715                  -           168,718
Capital issuance expenses                                                           (786)                 -              (786)
Net loss                                                                               -            (16,300)           16,300
                                                                            -------------      -------------     -------------

BALANCE AS AT DECEMBER 31, 2000                                                  872,845           (362,156)          510,689

Net loss                                                                               -             (2,631)           (2,631)
                                                                            -------------      -------------     -------------

BALANCE AS AT DECEMBER 31, 2001                                                  872,846           (364,787)          508,058
                                                                            -------------      -------------     -------------


Net loss                                                                               -            (40,194)          (40,194)
                                                                            -------------      -------------     -------------

BALANCE AS AT DECEMBER 31, 2002                                                  872,845           (404,981)          467,864
                                                                            =============      =============     =============


The notes are an integral part of the financial statements.


"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------

                                                Isramco Negev 2 Limited Partnership

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------------------------------------------------------

IN TERMS OF SHEKELS OF DECEMBER 2002

                                                                                    2002               2001                200
                                                                           -------------      -------------      -------------
                                                                           NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                           -------------      -------------      -------------
CASH FLOWS GENERATED BY OPERATING ACTIVITIES:

Net loss                                                                        (40,194)            (2,631)          (16,300)
Adjustment to reconcile net loss to net
 cash flows generated by operating activities (A)                                43,393             (6,557)           20,999
                                                                           -------------      -------------      -------------

NET CASH INFLOW (OUTFLOW) GENERATED BY OPERATING
 ACTIVITIES                                                                       3,199             (9,188)            4,669
                                                                           -------------      -------------      -------------

CASH FLOWS GENERATED BY INVESTING ACTIVITIES:

Investment in oil and gas properties                                                  -                 (-)          (23,888)
Investment in bank deposits                                                           -                 (-)          (75,960)
Purchase of marketable securities                                              (259,656)          (309,406)         (269,763)
                                                                                 46,356             33,904                 -
Proceeds from disposal of marketable securities                                 171,014            222,369           231,377
                                                                           -------------      -------------      -------------

NET CASH OUTFLOW GENERATED BY INVESTING ACTIVITIES                              (42,286)           (53,133)         (138,234)
                                                                           -------------      -------------      -------------

CASH FLOWS GENERATED BY FINANCING ACTIVITIES:

Proceeds from the exercise of options, net                                            -                  -           167,392
                                                                           -------------      -------------      -------------

                    Net cash inflow generated by financing activities                 -                  -           167,392
                                                                           -------------      -------------      -------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                (39,087)           (62,321)           34,397

                                 BALANCE OF CASH AND CASH EQUIVALENTS
 at the beginning of the year                                                    72,569            134,890           100,493
                                                                           -------------      -------------      -------------

BALANCE OF CASH AND CASH EQUIVALENTS AT THE
 END OF  THE YEAR                                                                33,482             72,569           134,890
                                                                           =============      =============      =============


The notes are an integral part of the financial statements.


"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------

                                                Isramco Negev 2 Limited Partnership

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31 (CONT'D)
------------------------------------------------------------------------------------------------------------------------------------

IN TERMS OF SHEKELS OF DECEMBER 2002

                                                                                    2002               2001               2000
                                                                           -------------      -------------      -------------
                                                                           NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                           -------------      -------------      -------------
A.    ADJUSTMENTS TO RECONCILE NET LOSS TO NET
      CASH FLOWS GENERATED BY OPERATING ACTIVITIES

INCOME AND EXPENSES NOT INVOLVING CASH FLOWS:

Loss (gain) on sale of marketable securities, net                                50,981             (7,831)            10,560
Interest and inflationary erosion of bank deposits                                   32               (673)              (732)
Accrued interest and inflationary erosion of long-term
 bank deposits                                                                       (-)            (1,714)            (1,213)
Depreciation of oil and gas properties                                                -                  -             12,364


CHANGES IN ASSET AND LIABILITY ITEMS:

Decrease (increase) in other receivables                                           (117)               (37)               174
Increase (decrease) in other payables                                              (365)            (1,143)              (814)
Change in joint ventures for oil and gas exploration, net                        (7,138)             4,841                660
                                                                           -------------      -------------      -------------

                                                                                 43,393             (6,557)            20,999
                                                                           =============      =============      =============

The notes are an integral part of the financial statements.

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     NOTE 1 - GENERAL

a. Isramco - Negev 2, limited partnership (hereinafter - the limited partnership or the partnership) was established according to a limited partnership agreement that was signed on 1st and 2nd March 1989 (and amended from time to time), between the general partner - Isramco Oil and Gas Ltd. (hereinafter - the general partner) and the limited partner - Isramco Management (1988) Ltd. (hereinafter - the limited partner, the trustee). The limited partnership was registered on March 3rd 1989 under the Partnerships Ordinance (New Version) 5735 - 1975.

     According to Article 61(a) of the Partnerships Ordinance, the limited partnership agreement constitutes the Articles of association. of the limited partnership.

b. Under the limited partnership agreement, as amended from time to time, the General Partner and the Limited Partner will bear the expenses and losses of the limited partnership and will be entitled to income in accordance with the proportional share of the capital they invested in the capital of the limited partnership. (Amendment of 4th November 1993)

c. The day to day management of the limited partnership is carried out by the General Partner, under the supervision of the inspector, Yigal Brightman & Co. Accountants, and Mr.David Valiano .CPA (ISR.) Under the limited partnership agreement, the inspector was granted certain supervisory powers.

d. The limited partner - Isramco Management (1981) Ltd., has various Petroleum Rights in the limited partnership. Under the trust agreement , the limited partner acts as trustee for this right on behalf of the owners of participation. units.

e. The limited partnership was approved by the Income Tax Commissioner in respect of the Income Tax Regulations (Rules for Calculating Tax for Holding and Sale of Units of Participation in an Oil Exploration Partnership), 5748 - 1988. These regulations are in effect until 31st December 2002.

     On 22nd January 2003, in the Finance Committee, an amendment to the above regulations was approved, by which the regulations were extended to 31st December 2003. The said amendment has not yet been published in the records.

f. The items in the financial reports are presented in accordance with the principles stipulated in the Securities Regulations (Preparation of Annual Financial Reports) 5753-1993, except for items presented in the format dictated by the nature of the business of the limited partnership.

g. On 7th June 2000, the Petroleum Commissioner (hereinafter - the Commissioner ) announced, in accordance with his authority under the Petroleum Law, the closure of oil exploration and production of all the offshore areas that are under the jurisdiction of the Israeli petroleum law and where there are no existing Petroleum Rights or preliminary permits. with priority rights.

h. In December 2001 the Natural Gas Industry Act 5762-2001 (hereinafter "the Law") was approved.

     The purposes of this law are both to create conditions for the development of the natural gas industry and maintain competition within it, and to regulate the activity in the field of natural gas. Among other things, the law stipulates that the erection and operation of a transportation system and a distribution network require licenses - a transportation license or a distribution license, as applicable, from the Minister of National Infrastructures (hereinafter: the Minister) and according to its terms.

     With the approval of the Treasury Minister, the Minister may stipulate in the license that is awarded by tender, the obligation to pay royalties or a license fee, and the manner of their calculation and payment. The Minister is also permitted, with the approval of the Treasury Minister and the consent of the Knesset's Economic Committee, to stipulate the payment of royalties by a license holder whose license was not awarded by tender.

     The transportation license will be awarded by a tender published on behalf

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     of the Government. The transportation license will stipulate the term of its validity, and the Minister may stipulate a period of exclusivity, provided that the term of the license and the exclusivity shall be no more than 30 years. The Minister is permitted not to restrict the distribution license by time.

     The Minister may, on consultation with the commissioner , grant a distribution license without a tender to a supplier of natural gas (defined as one who supplies natural gas destined for consumption in Israel, and brings it, either on its own or through others, to points of entry into the transportation system, including the holder of a right to possession who supplies gas as aforesaid) which will be limited to the need to erect and operate pipelines and gas installations which will be used solely for carrying its own natural gas and that of other gas suppliers to the gas processing facility or to a point where it joins the transportation system of the holder of another transportation license (hereinafter: the Supplier's transportation license).

     The Supplier's transportation license may contain conditions to ensure the purposes of the law and compliance with its provisions, including the matter of the capacity of the pipeline that will serve other suppliers of natural gas, and the matter of erecting pipelines for them, providing that the license stipulates provisions on the matter of reimbursing the cost of erecting the additional pipelines.

     The holder of the said license must allow another supplier of natural gas to connect to the pipelines and facilities it has erected and use them to carry natural gas, in accordance with the provisions of the license. The holder of a Supplier's transportation license may also engage in the sale and marketing of natural gas, subject to the terms of the license.

     The law imposes restrictions on the granting of transportation and distribution licenses to governmental entities and entities from the energy sector.

     The holder of a transportation license may not engage in the sale or marketing of natural gas except in accordance to the conditions stipulated by law. The law states that the holder of a transportation license may sell and market natural gas in quantities no greater than a third of the quantity that can be carried in the transportation system, and may market an additional quantity of gas, providing that the total quantity of natural gas that it markets is no greater than half the consumption of gas in Israel, not including the quantity of gas that the Electric Corporation may consume at that time.

     The law allows the Minister, with the Government's approval, to instruct a government company that purchases more than half the quantity of natural gas that passes, during the period he decides, through the transportation system, to purchase natural gas from a lease holder. Such an instruction will include reference to the period and quantity to be purchased from the lease holder as well as the price and purchase terms, which will be identical to the price and terms by which the company purchases or can purchase natural gas from other suppliers during the same period.

     According to the law, a Natural Gas Authority is to be set up to promote the purposes of the law, supervise compliance with the provisions of the law and the licenses, and execute the tasks set forth for it in the law. This Authority will have a manager for natural gas matters and a council for the affairs of the natural gas industry. The law states that the tariff charged by the license holder will be determined by it with the permission of the Council for Natural Gas Industry Matters, according to the rules laid down in the license. The law states that the Petroleum Law 5712-1952 will be amended so that it stipulates that for all matters regulated by the law, the provisions of the law will apply instead of the provisions of the Petroleum Law.

     On 23rd October 2002 a proposed Law of Arrangements for the Financial Year 2003 was submitted to the Knesset, including provisions for amending of the Petroleum Law, among other things in the following matters:

(1) Allocation of new Petroleum Rights will also be effected by means of a tender, according to the rules laid down.

(2) Stricter restrictions on the size of the areas held by one owner of Petroleum Rights.

(3) Determination of a levy or additional tax at the rate of 10%-60% of the profits from the sale of oil or natural gas, to be imposed on the producer according to the rules to be laid down in the legislation. Such levy or tax would be deductible against company tax, according to the rules laid down by the Treasury Minister.

(4)                Cancellation of the special land rights granted to holders of

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     Petroleum Rights for the purpose of laying pipes.

(5) Cancellation of the relief from taxes and fees in Article 46 of the Petroleum Law and in the Income Tax Regulations, giving them parity with regular industrial companies.

     The Petroleum section included in the Arrangements Law passed at the first reading in the Knesset and was sent for discussion in the Economic Committee. All the amendments included in the Petroleum section, apart from the proposed amendment on the subject of additional levies on profits, were split from the Arrangements Law and transferred to a regular legislative track.

     In November 2002 the Economic Committee discussed the proposed amendment in connection with the additional levies as specified above, and when the vote was held, the Committee rejected the amendment proposed in the framework of the Arrangements Law.

     At the time of signing this report, the General Partner is unable to estimate if and when the said amendments to the Petroleum Law will be approved, wholly or in part.

     To the best of the General Partner's knowledge, even the Ministry of Infrastructures is working to introduce legislative changes concerning the manner of executing oil exploration in Israel. Based on a position paper distributed to bodies in the Petroleum industry in the second half of 2002, . the Ministry of Infrastructures proposal relates, among other things, also to a change in the basis of the payment to the state, and instead of payment for the oil, tax will be levied on the profits of the holder of Petroleum Rights from the production of oil. According to the Ministry of Infrastructures proposal, the tax will be progressive and the rates will be determined taking in account the degree of risk in the explorations and the profitability of any discovery made. The position paper also refers to the cancellation of special fiscal benefits granted for oil exploration and changes in the conditions for obtaining licenses, leases and permits.

     At the time of signing this report, the General Partner is unable to estimate if the aforesaid proposal of the Ministry of Infrastructures will be incorporated (wholly or in part) into the legislation and what the consequences will be if it is adopted.

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     NOTE 2 - THE OBJECTIVE OF THE LIMITED PARTNERSHIP

          A. The objective of the Limited Partnership is to participate in oil and gas exploration and production. For this purpose the Limited Partnership signed operating agreements (J.O.A.) with its partners in joint ventures.

          B. As at the date of approval of the financial statements the Limited Partnership's rights in oil and/or gas properties are as follows:

                                                                   DATE OF
                                           PARTICIPATION        EXPIRATION
                                                    RATE         OF RIGHTS
                                           -------------      ------------
                                                       %
                                           -------------
         "Med Yavne" lease                        32.4111          June 10, 2030
         "Med Ashdod" lease                       19.1369          June 15, 2030
         "Marine Center" license                  59.0000      December 31, 2003
          "Marine South" license                  59.0000       January 15, 2005
         Gal licenses (Michal, Matan)              5.0000       December 3, 2003
         Gal license (Shira)                       8.0334       December 3, 2003


          * For more details in connection to the Partnership's right in oil and/or gas properties - see Note 6


NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES

          A.   DEFINITIONS

          1. RELATED PARTY - as defined in Opinion No. 29 of the Institute of Certified Public Accountants in Israel (hereinafter - the ICPAI).

          2. INTERESTED PARTY - as defined in Paragraph 1 of the definition of an "interested party" in a company in Section 1 of the Securities Law.

          3. CPI - the Consumer Price Index published by the Central Bureau of Statistics.

          4.     DOLLAR - the U.S. dollar.


          B.   FINANCIAL STATEMENTS IN INFLATION ADJUSTED VALUES

          1.     GENERAL

          The financial statements are prepared on the basis of historical cost adjusted for changes in the general purchasing power of the NIS, as measured by the changes in the CPI.

          The Limited Partnership maintains its accounts on a current basis in historical NIS.
          The historical financial statements were adjusted to NIS of a stable purchasing power, in accordance with the principles prescribed in Opinions 36 and 50 of the ICPAI.
          Condensed financial statements of the Limited Partnership in nominal historical values, which served as the basis for preparation of the Limited Partnership's adjusted financial statements, are included in
          Note 15.

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

          The adjusted value of non monetary assets represents their historical cost as adjusted for changes in the general purchasing power of the Israeli currency and does not necessarily represent their market value or their value to the Limited Partnership.

          In the adjusted financial statements the term "cost" means "adjusted cost".

          All comparative data for prior periods (including amounts of monetary items) is also stated in term of shekels of December 2002.


          2.   PRINCIPLES OF ADJUSTMENT

          A.   BALANCE SHEET

          (1) The Partnership's equity has been adjusted according to the changes in the CPI, between the index of the month in which the capital was invested and the month of the balance sheet date.

          (2) Monetary items are stated in the adjusted balance sheet at their historical values.


          B.   STATEMENT OF EARNINGS

          Items of the statement of earnings are adjusted on the basis of the changes in the CPI as follows:

          (1) Oil and gas exploration expenses are determined in accordance with the financial statements of the joint ventures.

          (2) The other components of the statement of earnings, excluding the financing item, are adjusted on the basis of the changes in CPI from the index of the month of each transaction until the index of the month of the balance sheet date.

          (3) The net financing item reflects financing income and expenses in real values (net of inflation) as well as the inflationary erosion over the year of monetary items.


          C.   CASH EQUIVALENTS

          Cash equivalents are bank deposits and marketable government debt securities having an original maturity of three months or less.


          D.   MARKETABLE SECURITIES

          Marketable securities are stated at their market value as at balance sheet date. Changes in the value of such securities are fully recognized on a current basis.

          E.   INVESTMENTS IN OIL AND GAS EXPLORATION

          The "successful efforts" method is the accounting method used by the Limited Partnership in recording the expenses of oil and gas exploration, as follows:

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

          (1) Expenses of participation in geological and seismic tests and surveys are expensed immediately in the statement of earnings when incurred.

          (2) Investments in oil and gas wells, which are in the drilling stages, and for which it has not yet been proven whether they will produce oil or gas, and whether they contain commercial quantities, are stated in the balance sheet at cost.

          (3) Investments in oil and gas wells which were proven to be dry holes and were abandoned, or were determined as not containing commercial quantities, or for which no development plans were prepared for the near future, are written off in full to the statement of earnings.



          F.   LOSS PER PARTICIPATION UNIT

          Loss per participation unit was computed in accordance with Opinion No. 55 of the ICPAI, on the basis of the weight average of outstanding participation units.


          G.   USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from such estimates.


          H.   RATES OF EXCHANGE AND LINKAGE BASIS

          Assets and liabilities denominated in or linked to foreign currency are stated in the balance sheet according to the representative exchange rates published by Bank of Israel as at balance sheet date.

          Assets and liabilities linked to the CPI are stated in accordance with the specific linkage terms relating to each asset or liability.


Below are the figures for the Consumer Price Index and the rates of exchange:

                                              31ST DECEMBER                      % CHANGE
                                        ------         ------        ------        ------        ------
                                         2002           2001          2002          2001          2000
                                        ------         ------        ------        ------        ------
    Index - in points                    108.2          101.6          6.49          1.41             -
    Exchange rate of the dollar in NIS   4.737          4.416          7.27          9.28         (2.70)

I.   NEW STANDARDS IN ACCOUNTING

1. In 2001 the Israeli Institute of Accounting Standards (hereinafter - the Institute) published, among other things, Accounting Standard No. 12:
     "Stopping the adjustment of financial reports". According to this standard, the adjustment of financial reports to the effect of changes in the general purchasing power of the Israeli currency will cease from 1st January 2003. In December 2002 the Institute published Accounting Standard No. 17, which stipulates that implementation of Standard 12 will be postponed to 1st January 2004. Therefore the adjustment of the financial reports will cease from 1st January 2004. Until 31st December 2003 the Partnership will continue to prepare adjusted reports according to Opinion Statement 36 of the Chamber of Accountants in Israel. The adjusted amounts included in the financial reports for 31st December 2003 will serve as the starting point for the nominal financial reporting

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     starting on 1st January 2004. Implementation of Accounting Standard No. 12 may have significant consequences for the reported business results of the Partnership. The extent of the effect depends on the rate of inflation, the composition of assets and the sources of funding of the Partnership.

2. In August 2002 the Institute published Accounting Standard No. 14 - "Financial Reporting for Intermediate Periods". This standard sets out the minimum content of financial reporting for intermediate periods, including the discovery required in the notes, and also specifies the accounting rules of recognition and measurement that must be implemented in financial reports for intermediate periods. This accounting standard will apply to financial reports for periods starting on 1st January 2003, or later. A new presentation of comparative data for intermediate periods before the starting date is not required by the standard. However, if the financial reports include comparative data for intermediate periods before the starting date, which are not in accordance with the standard's provisions, the notes to the financial reports must include a description of the main differences between the rules set out in this standard and the rules under which the comparative information was prepared. In the estimate of the Partnership, the effect of the new standard on the results of its activity, its financial situation and its cash flow is not expected to be significant.

3. In February 2003 the Institute published Accounting Standard no. 15 - "Decrease in the Value of Assets". This standard sets out the procedures that a corporation must implement in order to ensure that its assets in the consolidated balance sheet are not shown for an amount greater than their recovery value, which is the higher of the net sales price and the present value of an estimate of the future cash flows expected to derive from the use of the asset and its realization. Also, the standard sets out the rules for display and discovery regarding assets whose value has decreased.

     The standard will apply to financial reports for periods starting on 1st January 2003. The standard stipulates that in most cases the changeover will be effected by the "from now on" system, but the loss from the decrease in the value of an asset, equal to the difference between the book value at the start date of the standard and the recoverable amount at that date will be credited to the profit and loss report in the item "Cumulative effect at the start of the year of changes in the accounting method", if, and only if, the said loss was not recognized in the past, only because the total of uncapitalized future cash flows net was greater than the value in the books.


NOTE 4 - MARKETABLE SECURITIES

                                                               DECEMBER 31     DECEMBER 31
                                                                      2002            2001
                                                             -------------   -------------
                                                             NIS THOUSANDS   NIS THOUSANDS
                                                             -------------   -------------
         Shares and share options (1)                              43,786         103,345
         Government debentures (2)                                 73,713          54,008
         Convertible debentures                                   148,865         125,071
         Corporate debentures (3)                                 139,995          84,047
         Certificates of participation in mutual funds              5,889           5,734
         Participation units (1)                                    2,873           5,255

                                                                  415,121         377,460


         (1) Including marketable securities of related             3,697           6,680
             parties

As of December 31 2002 the partnership owns in 4.43% of the issued partnership units of I.N.O.C Dead Sea Limited Partnership (Market value of the units amounts to 1.3 million NIS.) in 13.52% of the issued units of Naphtha Exploration market value amounts to 1.6 million NIS. The partnership also owns 1.31% of the issued shares of J.O.E.L Jerusalem Oil Exploration Ltd. ( market value amounts to 0.8 million NIS).
The loss from the investment in the marketable securities of the related parties in the year 2002 amounts to 2.983 thousand NIS.

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------



         (2) LINKAGE TERMS

            CPI linked                           12,959            46,844
            Unlinked                              7,164            60,754
                                             ----------        ----------
                                                 73,713            54,008
                                             ==========        ==========

         (3) LINKAGE TERMS

            CPI linked                           84,425            65,119
            Linked to foreign currency           48,903            18,928
            Unliked                               6,667                 -
                                             ----------        ----------

                                                139,995            84,047
                                             ==========        ==========


NOTE 5 - BANK DEPOSITS

     Bank deposits are linked to the CPI and bear interest at the rate of 7% p.a.



NOTE 6 - JOINT VENTURE FOR OIL AND GAS EXPLORATION

Composition
-----------

                                             31ST DECEMBER     31ST DECEMBER
                                                 2002               2001
                                           ----------------- -----------------
                                             NIS THOUSANDS     NIS THOUSANDS
                                           ----------------- -----------------

DEBIT BALANCES

"Negev Med" joint Venture                        1,149              1,224
"Yam Ashdod carve out" joint Venture                 -                 79
"Sderot" joint Venture                              11                 15
"David 2" joint Venture                              6                  6
"Nissanit 1 Well " joint Venture                    11                 13
"Or South" joint Venture                             -                  4
"Marine South"  joint Venture                      164                423
"Or 1" joint Venture                                 5                  5
                                           ----------------- -----------------

                                                 1,346              1,769
                                           ================= =================

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

                                             31ST DECEMBER     31ST DECEMBER
                                                 2002               2001
                                           ----------------- -----------------
                                             NIS THOUSANDS     NIS THOUSANDS
                                           ----------------- -----------------

Credit Balances
---------------

"Negev 2" joint Venture                              -                483
"Marine Center" joint Venture                      640                407
"Marine North" joint Venture                         -                 28
"Nordon 1" joint Venture                            57              7,407
"Yam Ashdod Carveout" joint Venture                 65                  -
"Gal C" joint Venture                                2                  -
                                           ----------------- -----------------

                                                   764              8,325
                                           ================= =================

ADDITIONAL INFORMATION

General
-------

The balances shown in the balance sheet and referring to joint Venture constitute the amount of the actual investment of the limited partnership in each Venture less its share in the losses of that Venture (or its share in the Venture's losses less the amounts invested in it).

A. "MED YAVNE" LEASE

1.  General
    -------
In June 2000, the Petroleum Commissioner (hereinafter - the Commissioner) granted the partners to the license 239 "Med Yavne" (hereinafter: "Med Yavne license") in which the partnership has Petroleum Rights, a lease for a period of 30 years for an area of 250 sq.km. out of the total area of the aforesaid license, following the findings of the "Or 1" and "Or South" wells carried out in the license area.

     The following conditions, inter alia, were established as part of the lease conditions:

A. The lease holder shall act with due diligence to develop the lease and to produce gas from the lease

B. At least one well for Pliocene target shall be commenced no latest then July 1, 2002, (subsequent to the grant of an extension of one year from the original date - July 1, 2001).

C. At the end of five years, the lease holder shall submit a plan for continued activity in the lease area.

Lease is restricted, in the entire area thereof, to the subterranean space as far as the roof of Messinian evaporites or to the base of the Pliocene in absence of the evaporites.

In May 2001, the Commissioner approved the return of an area of 105 square kilometers of the northern area of the lease in which no drilling prospects were located. In July 2002, an area of 92 square kilometers out of the northern portion of the lease was returned in light of the operator's recommendation not to carry out any drilling in accordance with the conditions of the lease since, based on the existing data, the prospects currently indicated are at high risk. The remaining lease area after the said portions were returned is 53 square kilometers and it includes the gas reserves at "Or 1" and "Or South".

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

2.   THE "YAM WEST 2" WELL IN THE "MED YAVNE" LICENSE

     In August 1999, the "Yam West 2" well was commenced within the "Med Yavne" license. Following an analysis of the results of the electrical examinations (logs) the Partners decided to abandon the well. The Partnership's percentage of participation in the "Yam West 2" well is 85.9957%. The cost of the well amounted to 9.6 million dollars. The Partnership's share in the costs of the well amounted to NIS 37 million. A sum of NIS 39.4 million being expensed in 1999, and in 2000 that amount was reduced by NIS 2.4 million.

3.   THE "OR 1" WELL IN THE"MED YAVNE" LICENSE.

     In October 1999 the "OR 1 " well was begun in the "Med Yavne" license. The results of the production test performed at the well indicated that the rate of production was 21 million cubic feet per day. At the same time, according to the operator's opinion the well is capable of producing gas at a higher rates, once the well is completed for regular production, with appropriate equipment and by opening up additional zones.

     The Partnership's percentage of participation in the "Or 1" well is 32.4111%. The cost of the well amounted to $5.2 million. The Partnership's share in the costs of the well, recorded under the item "investments in oil and gas assets", amounted to NIS 7.7 million.

4.   THE "OR SOUTH" WELL IN THE "MED-YAVNE" LICENSE

     In November 1999, the "Or South" well commenced in the "Med Yavne" license. In December 1999, the operator reported to The Partnership that although an analysis of the results of the electrical examinations (logs) performed at the well indicates the existence of gas in the well, gas production out of this well will not be commercial.

     Partnership accepted the operator's recommendation not to perform production tests and to abandon the well.

     The Partnership's participation in the "Or South" well is 32.4111%. The cost of drilling amounted to $9 million. The Partnership's share in the cost of the well amounted to NIS 13 million, recorded to the profit and loss report in 1999.

5.   THE GAS RESERVES AT THE MAD YAVNE LEASE

     According to the operator's estimations, based on the results of the "Or 1" and "Or South" wells, and a three-dimensional seismic survey performed in the area of the lease, and which also covered parts of nearby gas reserves (outside the area of the lease), the recoverable gas reserves in the Med Yavne lease were placed at 93 billion cubic feet.

     In November 2002, The Partnership obtained an opinion from a consultation firm in the United States, the object of which was to perform a techno-economic examination for the development of the "Or 1" reserve. The said opinion indicates that, given certain premises, the development of the reserve, by connecting it to a nearby extraction platform (at a distance of 12 km) and from there via a transportation pipe to the coast, would be economically feasible.

B    THE "MED ASHDOD" LEASE

1.   GENERAL

     In January 2002, the Commissioner granted the Partners to the Offshore License 242/"Med-Ashdod", which also included the "Yam Ashdod Carveout area" (hereafter: "The Med-Ashdod license" and the "Yam Ashdod Carveout area", respectively) a lease in an area of 250 square kilometres out of the "Med Ashdod" license area for a period of 30 years (based on the findings of the "Nir 1" well, which was carried out in the area of the

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     "Yam Ashdod Carveout area". The lease occupies the greater part of the area that was included in the "Yam Ashdod Carveout area".

     The "Yam Ashdod Carveout area" included the area of the structure at which the "Yam 1" and "Yam 2" wells were drilled and also an additional structure that include an oil prospect for drilling ("NIZANIM"). The Partnership's share in the "Yam Ashdod Carveout area", and, accordingly, in the lease, is 19.1369%.

     The work plan in the lease, as determined by the Commissioner, for the first three years, is as follows:

     A. Drilling for Tertiary age prospects or Mesozoic age prospects within two years as from the date of granting of the lease.

     B. If no such drilling takes place within two years of the granting of the lease, then the lease shall be restricted to the Pliocene base only.

     C. If drilling takes place, for the purpose of the Tertiary age only, within two years of the grant of the lease, then an extension of one more year shall be given for drilling for the purposes of the Jurassic age. If no further discovery is made beneath the Pliocene base, then the lease shall be restricted to the Pliocene base.

     On October 9, 2002, the Commissioner stated that whether the well will be drilled by February 1, 2004 is for purposes of Tertiary age or for purposes of Jurassic age, an extension will be given until February 1, 2004, for drilling the second well

     If a Well is drilled for the purposes of the Jurassic age, a one-year extension will be given for drilling a well for the purposes of the Tertiary

2.   "Nir 1" well in the "Yam Ashdod Carveout area"

     In June 2000, the "Nir 1" well commenced at the "Yam Ashdod Carveout area" for gas purposes.

     In August 2000, the operator announced the results of the production tests performed at the well, indicating that:

          A. A gas column of 300 meters was found in the well, and including a number of sand intervals and also interval containing sand and clay containing gas.

          B. 53 metres were opened up for testing, and produced at rates of up to 15 million cubic feet per day. The restrictions of the test and the width of the sand intervals did not permit production at a higher rate..

          C. Test results indicate that the well will be capable of producing at a higher rate of 30 million cubic feet per day, on condition of opening additional layer for test.

     In 2000, the operator presented a report by a US consultation firm assessing the total gas in-place in the Nir reservoir at 274 million cubic feet.

     In the year of account, the operator obtained from three different overseas firms: BG International Ltd (hereafter: BG) and two US consultation firms, opinions designed to provide an assessment of the potential gas that can be produced in the "Nir" reservoir and its economic feasibility.. These opinions offer different assessments of the existence of the producing gas potential in the reservoir. The opinions indicate that in order to verify whether there exists a economic gas reserve, at least one confirmation well has to be drilled..

     At Partners meeting, taking place subsequent to balance sheet date, on February 3, 2003, the operator recommended drilling of a confirmation well in 2003, at the Nir reservoir, at a total budget of 10 million

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     dollars. The Partners were asked to serve notice during March 2003 of their decision as regards joining the said confirmation well.

     At this stage, and as long as no decision has been taken as to whether or when confirmation well will be drilled, the operator cannot assess the quantity of proven producing gas reserves the "Nir" reservoir.

     The Partnership's participation in the "Nir 1" well is 19.1369%, the cost of the well amount to 13.3 million dollars. The Partnership's share in the cost of the well, recorded under the item "investment in oil and gas assets", amounted to NIS 11.2 million.

C.   "MARIN NORTH A" AND "MARIN NORTH B" LICENSES

     On December 3, 2000, two new licenses were granted in the preliminary permit area "Marin North"/ 311, Marin North A" in an area of 368 square kilometers and "Marin North B" /312 in an area of 207 square kilometers, for a period of three years. The work plan under these licenses includes, inter alia, the preparation of prospectuses for drilling both for shallow gas targets and for deep oil targets and also the drilling of a well in each license. Interest holders in the licenses are the limited partnerships: Modi'in Energy (20%), the Partnership (79%) and Isramco Inc, which serves as operator within the license area (1%).

     In May 2002, the operator served notice in the name of the Partners as to the return of the said licenses, since, based on the existing data, the prospects indicates in the licenses are at high level of risk that is not justifying the drilling.

D.   THE "MARIN CENTRAL" LICENSE

     The "Marin Central" license covers an area of 194,000 dunam (48,500 acres) (hereafter: "Marin Central"). Interest holders in the licenses are the limited partnerships: the Partnership (59%); Naphtha exploration (15%); INOC Dead Sea (15%); Modi'in Energy (10%); and Isramco Inc., which serves as the operator, (1%).

     The license was granted on December 3, 2000, for a period of three years. The work plan in the license includes, inter alia, preparation of drilling prospectuses for both shallow gas targets and deep oil targets and drilling. a well.

     In December 2000, the "Romi 1" well was drilled under the Marin Central license. The well reached a depth of 1,483 meters. Following analysis of the electrical examinations (logs), performed at the well, the Partners decide to abandon the well.

     The Partnership's participation in the "Romi 1" well is 59%. The cost of drilling amounted to 5.5 million dollars. The Partnership's share in the costs of drilling amounted to NIS 14.4 million, recorded in the statement of operation in the year 2000.

E.   "GRANITE" LICENSE

     The "Granite"/295 license was granted on January 9, 2000, to IOC Israel Oil Company Ltd. (hereafter: "IOC"). Interest holders in the license are the limited partnerships: the Partnership (69%), Naphtha exploration (15%), INOC Dead Sea (15%), and IOC, which serves as the operator of the license, (1%).

     On November 8, 2001, IOC announced, on behalf of the partners in the license that, in light of the analysis of the results of the seismic survey carried out within the license area, the partners had decided to return the license.

F.   "MARIN SOUTH" LICENSE

     In June 2000, the Commissioner awarded Isramco Inc. the preliminary offshore permits with prior right "Marin South"/169, and "Marin South B" /174 in areas of 142,000 dunam (35,500 acres) and 40,000 dunam (10,000 acres) respectively.

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     The interest holders in the said licenses are the limited partnerships: the Partnership (59%), Naphtha exploration (15%), INOC Dead Sea (15%), Modi'in Energy (10%), and Isramco Inc. (which serves as operator of the preliminary permits (1%). Under the permit, two D seismic surveys were conducted in an overall length of 160 km. The survey data were processed and an initial interpretation was made.

     On January 15, 2002, the Commissioner granted a license "Marin South"/316 in an area of 142 square kilometers for a period of three years. The work plan under the license, as established by the Commissioner, includes: the conducting of a three-dimensional survey, and the processing thereof within 12 months as of the grant of license, preparation of a prospectus for drilling within 12 months as of the grant of license and the execution of drilling for Tertiary age and/or Mesozoic age purposes within 24 months of the grant of the license.

     In the year of account, the objectives of the three-dimensional surveys were defined, and planning of the survey commenced, and also an AVO (special processing) was performed of existing seismic lines (two dimensional). Subsequent to balance sheet date, on January 14, 2003, the operator applied to the Commissioner for an extension of the timetables for implementation of the work plans by an additional 12 months. Correct to date of signing the financial statements, no response has been forthcoming from the Commissioner.


G.   THE "NETANYA" LICENSE

     On May 1, 2000, INOC was granted the "Netanya"/299 license. The license occupies an area of 380,000 dunam (95,000 acres) on the coastal plain from Netanya in the north to Rishon LeZion in the south. The license is restricted, in the entire area thereof, to the subterranean space between the land surface and the base of the Judean group only.

     On January 2, 2001, the holders of participation units in the Partnership, in general meeting, approved a contractual engagement with INOC whereby INOC, as operator of the license, will transfer to the Partnership 69% Petroleum Rights of the Netanya license against an undertaking to bear a proportionate share of the exploration expenses within the license area, and within the area of any oil asset that may replace it.

     On March 12, 2001, INOC advised the Commissioner that, from the examinations conducted in the license area it emerged that there was no justification for conducting the three-dimensional seismic survey planned for the license area. Consequently, and in light of the license conditions, the operator notified the Commissioner that the Netanya license was being returned.

H.   THE "GAL" LICENSES

GENERAL
-------

     On January 2, 2001, the holders of participation units, in general meeting, gave permission to the General Partner to contract jointly, in the Partnership's name, with the limited partnerships INOC Dead Sea (hereafter
     - the INOC partnership) and Naphtha Exploration (hereafter - the Naphtha partnership), managed by bodies related to the General Partner, in an agreement with BG, whereby the partners, the INOC partnership and the Naphtha partnership would acquire Petroleum rights in an overall rate of 10% (hereafter - the acquired Petroleum Rights) in six offshore licenses that were obtained within the areas of the preliminary permits with priority right Gal - A/165, Gal-B/166 and Gal - C/167 (licenses: Michal, Matan, Tommy Orli, Shira and Aya) (hereafter - the Gal licenses). The Petroleum rights due to be acquired by the Partnership in the Gal licenses will be at a rate of 5%. In consideration of the acquired Petroleum Rights, the sum of 500,000 dollars was paid in respect of the expenses of a three-dimensional seismic survey conducted under preliminary permit Gal-C, and also the proportionate share (10%) of the other expenses in connection with the acts performed in the said preliminary permits and those to be performed in the Gal licenses, in the period from January 1, 2000 to the day of the transfer of Petroleum Rights, (The said expenses amount to 1,385,000 dollars, which is to say that the proportionate share in respect of the acquired Petroleum Rights amounts to 138,500 dollars). The Partnership's share in the said amounts will be proportionate to its share in the acquired Petroleum Rights (5%).

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     On May 1, 2001, the Commissioner approved the acquisition of the participation Petroleum Rights of the partnerships in the Gal licenses.


     The Tommy, Orli, Aya and Shira Licenses (Gal C)
     -----------------------------------------------

     On August 29, 2001, BG, the operator of the offshore licenses Tommy, Orli, Aya and Shira (Gal C) (hereafter - the licenses), notified the partners in the licenses that based on analysis of the geological and geophysical findings of the explorations made by BG in the area of the licenses. it has not recommended to continue with the exploration plans in accordance with the conditions of the licenses,

     Following a second opinion, based on the same data, given at the request of the Israeli partners by a US consulting firm, whereby there is a prospect for drilling in the area of the license, the Israeli partners decided to examine the possibility to continue the exploration within the license.

     On October 31, 2001, BG notified the partners of the licenses that it will resign from its position as operator of the licenses and would transfer to them all of its participation Petroleum Rights in the licenses (at a rate of 40%), On January 30, 2002, an agreement was executed between the partners in the licenses whereby the parties undertook to accept BG's said Petroleum Rights in the transfer, each partner in accordance with its proportionate share, such that 3.334% (out of 100%) would be transferred to the Partnership. Following BG's notification, the partners appointed Isramco Inc. as temporary operator of the licenses commencing November 1, 2001 until January 1 2003. (Following the extension from the original date on August 1, 2002). The appointment of Isramco Inc. as operator will be in force until the appointment of an operator possessing the appropriate experience and qualifications for carrying out deep-water drilling and production, or until the end of the term of the temporary appointment, whichever is the earlier.

     It is specified in the conditions for the said licenses that the first well will be drilled no later than March 1, 2002, however as a result of the BG withdrawal the Commissioner approved on July 16, 2002a change in the terms of the Shira license, according to which the first well will be drilled no later than September 1, 2003.


          On June 23, 2002 Isramco Inc. gave notice in the name of the partners in the Orli, Aya and Tommy Licenses that in the absence of suitable prospects for drilling it had been decided to return the said licenses.

          Michal and Matan Licenses (Gal A and B)
          ---------------------------------------

     In 2001, a three dimensional seismic survey was conducted in the areas of the Michal and Matan licenses (Gal A and B). In December 2001 the operator presented the partners with the results of the seismic interpretation of the survey that had been conducted and according to which two prospects had been mapped, one for each license.


          In the year of the report, the operator presented the Commissioner with drilling prospects for these licenses in accordance with the terms of the said licenses.

          On May 23, 2002 the Commissioner approved changes in the terms of the licenses as follows:

     1. During the month of December 2002, the Commissioner will be presented with the final reports in regard to the "Tamar" prospect in the "Matan" license.
     2. No later than March 1, 2003, the Commissioner will be presented with the final reports in regard to the "Dalit" prospect in the "Michal" license.
     3. No later than March 1, 2003, the Commissioner will be presented with a contract with a drilling contractor for one of the two said licenses.
     4. The drilling will begin no later than six months from the date on which the contract is signed with the drilling contractor.

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

          On November 19, 2002, the operator recommended to the partners to drill "Tamar1"prospect in the "Matan" license (hereafter: "Tamar 1" well) at an expected cost that amounts to 40 million dollars.

     At a meeting of the partners that took place after the date of the balance sheet, on February 4, 2003, the partners in the licenses reached an agreement, according to which each partner specified the percentage in which he wished to participate in the "Tamar 1" well.

          The partnership undertook to participate in the well to the full extent of its Petroleum Rights in the said licenses, (5%). As a result of the withdrawal of some of the partners and the decision of some of the partners to reduce their participation in the well the partners decided to authorize the operator (BG) to act and to market the balance of the partners percentages to a third party, for a period of up to 3 months with the object of allowing the execution of drilling the well

     At this stage, and as long as the joint venture is not committed to the full Petroleum Rights in the well (100%), the general partner cannot estimate if and when the said well will be drilled.

     9.   LICENSE 253 / "SHIKMA YAM"

     In July 2001, at the meeting of the owners of the partnership units the partnership authorized the general partner to enter into a commitment in the name of the partnership and sign an agreement with I.O.C (a company controlled by the controlling shareholder in the general partner) according to which I.O.C will transfer Petroleum Rights in the Joint Venture to the partnership at a rate of 27.5% of the License 523 / "Shikma Yam". The original license is valid until December 26, 2001 and a well was planned to be drilled there for gas propose , "Nordan 1"


     According to the terms of purchase, the partnership undertook to bear 55% of the exploration and development costs of the license out of an amount of
     7.7 million dollars, after which each of the participants in the license will be responsible for the additional exploration and development costs pro rata to their Petroleum Rights in the license.

     On December 14, 2001 drilling began at "Nordan 1", the well was planned to a depth of 1,900 meters with a budget of approximately 8.6 million dollars. On December 25, 2001, the validity of the license was extended until drilling is concluded at "Nordan 1" and further tests are carried out there. In January 2002, in view of the findings from the drilling, the partners decided not to perform production tests. As a result, the well was plug and abandon and the license expired.

     The cost of the well amounts to 9.3 million dollars. The partnership's share in the cost of the well amounts to NIS 21.3 million and is recorded to the Profit and Loss Statement for the years 2001 and 2002.

"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
--------------------------------------------------------------------------------

NOTE 7 - OTHER RECEIVABLES

                                                    DECEMBER 31      DECEMBER 31
                                                           2001             2000
                                                  -------------    -------------
                                                  NIS THOUSANDS    NIS THOUSANDS
                                                  -------------    -------------

         Accrued Income                                       7               24
         Isramco Inc. - related party                         4                4
         Other                                               71              205
                                                  -------------    -------------

                                                            216               99
                                                  =============    =============


NOTE 8 - INVESTMENT IN OIL AND GAS PROPERTIES

                                                    DECEMBER 31      DECEMBER 31
                                                           2002             2001
                                                  -------------    -------------
                                                  NIS THOUSANDS    NIS THOUSANDS
                                                  -------------    -------------

         Investment in "Or 1" well (1)                   7,757            7,757
         Investment in "Nir 1" well (2)                 11,158           11,158
                                                  -------------    -------------

                                                        18,915           18,915
                                                  =============    =============

         (1) See Note 6A.
         (2) See Note 6AB.

NOTE 9 - OTHER PAYABLES

                                                    DECEMBER 31      DECEMBER 31
                                                           2002             2001
                                                  -------------    -------------
                                                  NIS THOUSANDS    NIS THOUSANDS
                                                  -------------    -------------

         Accrued expenses                                  450              817
         Other                                               2                -
                                                  -------------    -------------

                                                           452              817
                                                  =============    =============

"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
--------------------------------------------------------------------------------

NOTE 10 - CONTINGENT LIABILITIES AND COMMITMENTS

1. In the event of discovery of oil and or gas or other valuable material that can be produced within the licenses in which the partnership is active at present and other license in which the partnership will participating, the partnership undertook to pay royalties from the revenues generated from the first 10% of its share in the license / lease/permit as detailed below.

                           Onshore Licenses                             Offshore Licenses
                           ----------------------- -------------------- ----------------------- --------------------
                           Until the date of       Following the date   Until the date of       Following the date
                           return on the           of return on the     return on the           of return on the
                           investment              investment           investment              investment
                           ----------------------- -------------------- ----------------------- --------------------

          To Isramco Inc           5.00%                 13.00%                 1.00%                 13.00%


In addition, in the event of a discovery of oil and/or gas and/or other valuable material of worth that will be extracted and realized from the Med Ashdod lease and the Med Yavneh lease, the limited partnership has undertaken to pay royalties from the revenues generated from the first 10% of its share in the license / lease / permit as specified below:

                                                         The Med Ashdod and Med Yavneh Lease
                                                         -----------------------------------------------
                                                         Until the date of return   Following the date
                                                         on the investment          of return on the
                                                                                    investment
                                                         -----------------------------------------------

          To J. O. E. L.                                             0.51%                6.58%
          To Equital Ltd.                                            0.38%                4.93%

          To Isramco Inc.                                            0.06%                0.83%

Isramco Inc is entitled to an overriding royalty of 2% from the partnership's share in the oil and/or gas, that is produced from the Med Ashdod and Med Yavneh lease and/or of any Petroleum right that replaces them, in addition to any other royalty and/or consideration to which Isramco is entitled at present.

     2. The partnership has an obligation for the payment of an overriding royalty to the general partner of 5% of the partnership's share of the revenues from oil and/or gas (gross, before expenses and other payments including a royalty to the State according to the Petroleum Law, 5712 - 1952) that is produced from the Gal licenses including any oil assets that may replace them.

     3. According to the agreement dated February 1997, the partnership acquired the full Petroleum Rights of Equital Ltd. a related party in Shikma carveout in Ashdod lease (10%) to a depth of 1,500 meters and below.

          The partnership has undertaken to pay Equital Ltd. if the well is found to be commercial, a sum of 64.5 thousand dollars as well as a royalty of 6% before and after the return on the investment.

     4. The partnership has an undertaking to pay royalties to the State of Israel in accordance with the Petroleum Law, 5712 - 1952.

"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
--------------------------------------------------------------------------------

     5. According to the amendment to the limited partnership agreement dated August 6, 1993, that is valid from June 1993, it was determined that the limited partnership will pay the general partner an amount that is the equivalent of 35,000 dollars a month for placing the services of the employees of the general partner, as needed, at the disposal of the limited partnership and for rent and regular maintenance of part of the offices of Isramco Inc. in Israel that is used also by the limited partnership.

          At the general meeting of owners of units in the partnership that was held in February 1997, it was decided to approve an update of the payment to the general partner to a sum that is the equivalent of $ 42,000 (with the addition of value added tax) from January 1997. At that same meeting, an undertaking was given by the general partner according to which the general partner would collect a monthly payment of only $ 40,000.

     6 According to the agreement signed in the month of March 1989 between the limited partnership and the East Mediterranean Oil and Gas Company Ltd. (hereafter: the "Marketing Agreement" and "EMOG" respectively) EMOG was granted the right to be appointed the exclusive marketing agent of the limited partnership in Israel and areas under its control for the wholesale marketing of crude oil from the oil fields of the Negev 2 Venture to which the limited partnership is entitled. In the agreement signed in the month of March 1992 between the limited partnership and other companies some of whom at that time were parties having an interest in the general partner (J. O. E. L. Jerusalem Oil Explorations Ltd. and Isramco Inc.) various oil rights were transferred to the limited partnership, including the "Negev Med" preliminary permit on the basis of which the Med Ashdod and Med Yavneh leases were issued later on (hereafter: the "Transfer of Petroleum Rights Agreement"). In the Transfer of Petroleum Rights Agreement, it was determined that the marketing of the crude oil produced from the oil assets that had been transferred to it from the above interested parties according to the Transfer of Petroleum Rights Agreement would be carried out by EMOG in accordance with the marketing agreement. The period of the agreement is for fifteen years from the first commercial production. EMOG may assign their Petroleum Rights and obligations according to the agreement

     7 The oil Petroleum Rights in which the limited partnership has a share are allocated for a short term and are conditioned. An extension of the validity of the oil asset is usually at the discretion of the authorities in accordance with the Petroleum Law as well as the renewal of any part thereof or further stipulations in the event of failure to comply in full with the conditions or the Petroleum right may be cancelled or reduced. The ability to exploit the oil assets in accordance with the lease and the licenses is contingent, inter alia, on the fact that the limited partnership and the partners therein are able and willing to finance the various operations therein as well as providing the appropriate equipment and personnel and that these are available in Israel. The lack of equipment or personnel is liable to increase the costs or totally prevent fulfillment of the terms of the lease or the license or the permit or prevent or reduce the period of their extension or even lead to their cancellation.

     8. According to the trust agreement, in the event of termination of the trust, the cash received as a result of the exercise of the trust assets after deducting the costs involved in the exercise and the termination of the trust, will be divided among the owners of units in the partnership and owners of options (if there are any) and with the deduction of the exercise addition.

     9. The supervisor is entitled to receive a salary in NIS from the limited partnership that is the equivalent of 3,500 dollars per month, as long as the trust agreement remains in force. Similarly, the supervisor may receive from the limited partnership expenses that were duly incurred for the purpose of his office and that have been approved by the general partner.

     10. The limited partnership has undertaken to indemnify the general partner and any of his employees and/or directors for any loss, expenses or damage that they or their agents bear or are asked to bear whether directly or indirectly

"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
--------------------------------------------------------------------------------

          as a result of any act or omission for which they are not liable according to the provisions of the limited partnership agreement.

     11. The offshore drilling in which the partnership may be a partner, are subject to the conditions and restrictions that are specified or that may be specified in future by the Defense Ministry These conditions and restrictions are liable to lead to a change and delay in the time schedule and as a result to lead to increase in forecast costs and a failure to meet the requirements of the license.

     12. On November 22, 2000, an agreement was signed between BG, MEE (in which Clal Industries, the Petrochemcial Industries and Dor Chemicals were partners) and the partnership, Naphtha Exploration Limited Partnership, I.N.O.C Dead Sea - Limited Partnership, Naphtha Israel Petroleum Corporation Ltd.., J. O. E. L. Jerusalem Oil Explorations Ltd. Equital Ltd. and Isramco Inc. that dealt with cooperation between the said bodies for the joint supply of natural gas to the Electricity Corporation from sources within the boundaries of Israel and outside (Gaza and Egypt) in accordance with the process of submitting bids to the Electricity Corporation in connection with the supply of 2.5 billion cubic meters of gas per annum for a period of 10 - 20 years.

          On March 13, 2001, the Electricity Corporation informed BG that it would not continue at that stage to conduct negotiations for the purchase of gas with BG and their aforesaid partners as the quantities of gas from Israeli sources at the disposal of BG and the partners were insufficient for the needs of the Electricity Corporation.

     13. (1) The limited partnership will be dissolved in any of the following instances:

          a. At the end of the period in which the limited partnership holds, directly or indirectly, a valid oil asset or Petroleum rights or in oil/gas that is to be produced.

          b. If the general partner should stop to act as one and no other partner be appointed in his place within 6 months from the date on which he left office.

          c.  If the partners agree to dissolve the limited partnership.

          (2) According to the directives of the Stock Exchange, the Board of Directors of the Stock Exchange may delete the securities of the limited partnership from trading in the following instances:

          a. If the limited partnership ceases to operate in the area of activities that was specified by the limited partnership before registration for trading, for a period of nine consecutive months in which the majority of the expenses of the partnership are not expenses for exploration and development, as meant by the Income Tax Regulations (Deductions from Income of Owners to Oil Petroleum Rights) 5716 - 1956.

          b. The limited partnership commences to engage also in areas of activity that are not within the limits of its exclusive occupation.

          c. The limited partnership commences to engage also in projects other than those that were specified by the limited partnership before the first registration for trading or other than those that were specified in the limited partnership agreement after the first registration for trading and that an amendment of the partnership agreement was approved by the general meeting of the owners of units.

"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
--------------------------------------------------------------------------------

In addition thereto, the processes for deleting the securities of the partnership will be identical to the deletion of securities of a registered company.

NOTE 11 - THE CAPITAL OF THE LIMITED PARTNERSHIP



                                                    DECEMBER 31    DECEMBER 31
                                                    2002           2001
                                                    ----------------------------


Partnership units with a nominal value of NIS 0.01  4,250,908      4,250,908
                                                    -------------- -------------
(in thousands)


     1.   THE GENERAL PARTNER - ISRAMCO OIL AND GAS LTD.


The general partner, had invested until December 31, 2002 NIS 395,000 in the capital of the limited partnership and participates in its expenses and losses and is entitled to its income according to the share of the general partner in the capital injected into the capital of the general partnership.

The share of the general partner in the capital as at December 31, 2002 is 0.05% and is progressively reduced with any increase in capital.


     2B.  THE LIMITED PARTNERS - ISRAMCO MANAGEMENT (1988) LTD.


The limited partner, had invested until December 31, 2002, NIS 872,450,000 in the capital of the limited partnership (after deducting the costs of the issue) and participates in its expenses and losses and is entitled to its income according to the share in the capital injected in the limited partnership. The share of the limited partner in the capital as at December 31, 2002 is 99.95% and is progressively increased with an increase in the capital.


     3.   THE CAPITAL OF THE LIMITED PARTNERSHIP


The composition of the capital of the limited partnership is as follows:

                                               Limited Partner      General Partner            Total
                                               ---------------      ---------------     ------------
                                                      NIS `000             NIS `000         NIS `000
                                               ---------------      ---------------     ------------
            Net Investment in the Partnership          872,450                  395          872,345
                                               ---------------      ---------------     ------------
      Debit balance at the be of tgining of           (364,548)                (239)        (364,787)
      the year
      Net Loss for Year                                (40,174)                 (20)         (40,194)
                                               ---------------      ---------------     ------------


      Debit balance at end of the year                (404,722)                (259)        (404,981)
                                               ---------------      ---------------     ------------

      Limited Partnership Capital at end of
      year                                             467,728                  136          467,864
                                               ===============      ===============     ============

"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
--------------------------------------------------------------------------------

     4.   OPTIONS (SERIES 4)

On November 22, 1999 a prospectus was published in pursuance of which 567,047,078 registered options (Series 4) were offered by way of rights that may be exercised by the partnership units of the partnership on any day of trading starting from the date of registration for trading until February 29, 2003, so that each option may be exercised for one partnership unit that confers the right to participate in the Petroleum Rights of the trustee as a limited partner in the limited partnership against payment of the exercise price in the sum of
0.1 NIS. An option that is not exercised by February 29, 2003 will lapse and will not confer on its owner any right whatsoever.

Up until February 29, 2000, 566,258,483 options were exercised for the partnership units for an overall net consideration for the exercise of NIS 62million, and the balance of the options that were not exercised expired.

     5.   OPTIONS (SERIES 5)

In the month of May 2000, a prospectus was published in pursuance of which 1,417,223,398 registered options (Series 5) were offered by way of rights that may be exercised by the partnership units of the partnership on any day of trading starting from the date of registration for trading until October 1, 2000, so that each option may be exercised for one partnership unit that confer the right to participate in the Petroleum Rights of the trustee as a limited partner in the limited partnership against payment of the exercise price in the sum of 0.7 NIS. An option that is not exercised by October 1, 2000 will lapse.

Up until October 1, 2000, 1,416,460,910 options were exercised for the partnership units for an overall net consideration for the exercise of NIS 106 million, and the balance of the options that were not exercised expired

     6. In a legal opinion that the limited partnership obtained it was recommended that when the partners had accumulated profits, the limited partner and/or the supervisor would apply to the Court with a request that an instruction be given in regard to the doubts that arose in the opinion in relation to the profits that it is appropriate to distribute and when the distribution of profits by the limited partnership will be deemed to be a withdrawal of the share of the limited partner as this is meant in Section 63 (b) of the Partnerships Ordinance.


"Isramco - Negev 2" Limited Partnership

Notes to the Financial Statements on December 31, 2002
---------------------------------------------------------------------------------------------------------------------


The NOTE 12 - DETAILS TO PROFIT AND LOSS REPORT ITEMS

A.   FINANCE INCOME (EXPENSE), NET

                                                                                For the year ended 31 December
                                                                    -------------------------------------------------
                                                                            2002               2001              2000
                                                                    NIS 000's          NIS 000's         NIS 000's
                                                                    ------------       ------------      ------------
Gain  (loss)on  marketable  securities, net                             (50,981)             7,831           (10,560)
Interest from deposits in banks                                             392              9,540            12,130
Dividend and interest income from marketable securities                  19,363             13,584            12,678
Commissions, management fees and others                                  (4,017)            (3,719)           (3,299)
                                                                    ------------       ------------      ------------

                                                                        (35,243)            27,236            10,949
                                                                    ============       ============      ============
B.   PARTICIPATION IN GAS AND OIL EXPLORATION, NET

                                                                                For the year ended 31 December
                                                                    -------------------------------------------------
                                                                            2002               2001              2000
                                                                    NIS 000's          NIS 000's         NIS 000's
                                                                    ------------       ------------      ------------

"Nisanit 1" venture                                                           -                  2                10
 "Shderot" license                                                            -                  -             (860)
 "Med Ashdod" holding (including "Carveout  Yam Ashdod"                     650              1,343             1,707
 "Negev 2" venture                                                         (508)                 -                 -
 "Negev Med" venture                                                         75                 23               366
 "West Sea 2" drilling                                                        -                  -           (2,421)
 "North Marine" license                                                     204                450             3,954
 "Center Marine" license (including "Romi 1" well)                          233                468            14,371
 "Granite" license                                                            -                290             1,002
 "Netanya" license                                                            -                 84               247
 "South Marine" license                                                     259                138               252
 "Med Yavne"  lease                                                         458              1,232             4,984
 "Gal" licenses                                                             308              2,292             1,109
"Shikma Sea" license - "Nordon 1" well                                      507             20,839                 -
                                                                    ------------       ------------      ------------

                                                                          2,186             27,161            24,721
                                                                    ============       ============      ============

Including expenses to Associated parties                                  1,126              2,642             4,855
                                                                    ============       ============      ============


     C.   GENERAL AND ADMINISTRATIVE EXPENSES

                                                                                For the year ended 31 December
                                                                    -------------------------------------------------
                                                                            2002               2001              2000
                                                                    NIS 000's          NIS 000's         NIS 000's
                                                                    ------------       ------------      ------------

Management  fee to General  partner - an                                  2,331              2,163             2,110
related  party
Professional services                                                        90                182                80
Taxes and permits                                                           106                120               120
Wages to Limited partner and supervisor                                     202                191               184
Others                                                                       36                 50                34
                                                                    ------------       ------------      ------------

                                                                          2,765              2,706             2,528
                                                                    ============       ============      ============

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

D.   LOSS TO PARTNERSHIP UNIT

                                                                       For the year ended
                                                       ---------------------------------------------------
                                                        31 December        31 December       31 December
                                                                2002               2001              2000
                                                       -------------       ------------      -------------
Number of partnership units used to compute the basic
diluted loss per partnership unit (in thousands)           4,250,908          4,250,908         3,017,694

Loss used in computing basic diluted loss
(in NIS 000) per partnership unit                            (40,194)            (2,631)          (16,300)


Note 13- Interested parties and Related parties

The limited partnerships Naphtha Explorations, I.N.O.C Dead Sea, Modiin Energy and Partners hip are managed by related corporations that are controlled by the same controlling shareholder. The said partnerships together with Isramco Inc., which is also under the control of that same controlling shareholder, are partners, in full or in part, in different Petroleum rights.

The joint ventures for oil and gas exploration in which the said partnerships participate and the partnership receive services from companies that are related parties and are controlled by the same controlling shareholder. Also, in most of the joint ventures, in which partnership participate, some of the partners are related parties and interested parties that are used in part also as venture operators who are entitled to venture operator fees at a set rate (up to 7.5%) of the direct expenses or venture operator fees at a fixed monthly amount, according to the joint venture agreements.

     a. Balances and deals with Related parties and interested parties are included in the Notes to the Financial statements in the appropriate sections.

     b. For information on additional contractual relationships with Related parties and Interested parties - See note 10.

     c.   For information on royalties to Related parties and Interested parties
          - See Note 10.


NOTE 14 - EVENTS AFTER THE BALANCE SHEET DATE

     a. For information on events after the Balance Sheet date on the "Med Ashdod" lease - See Note 6 `B'.

     b. For information on events after the Balance Sheet date on the "Marine South" license - See Note 6 `F'.

     c. For information on events after the Balance Sheet date on the "Gal" licenses - See Note 6 `H'

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     NOTE 15 - ABSTRACT OF FINANCIAL STATEMENTS IN NOMINAL VALUES

A.   BALANCE SHEET

                                                31 December     31 December
                                                        2002            2001
                                                ------------    ------------
                                                NIS 000         NIS 000
                                                ------------    ------------

     CURRENT ASSETS

     Cash and Cash equivalents                       33,482          68,142
     Marketable  securities                         415,121         354,436
     Deposits in banks                                    -          43,558
     Joint ventures in oil and gas exploration        1,346           1,661
     Receivables and Debit balances                     216              93
                                                ------------    ------------

                                                    450,165         467,890
                                                ------------    ------------
     INVESTMENTS

     Investments in Gas and Oil properties           17,495          17,495
                                                ------------    ------------


                                                    467,660         485,385
                                                ============    ============

     CURRENT LIABILITIES

     Payables and Credit balances                       452             767
     Joint ventures in oil and gas exploration          764           7,817
                                                ------------    ------------

                                                      1,216           8,584
                                                ------------    ------------

                 LIMITED PARTNERSHIP CAPITAL        466,444         476,801
                                                ------------    ------------


                                                    467,660         485,385
                                                ============    ============

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     Note 15 - Abstract of Financial statements in nominal values (continued)

B.   PROFIT AND LOSS STATEMENT

                                             For the year ended
                                             -------------------------------------------------
                                             31 December        31 December       31 December
                                                     2002               2001              2000
                                             ------------       ------------      ------------
                                             NIS 000            NIS 000           NIS 000
                                             ------------       ------------      ------------
     INCOME

     Finance income, net                                -            31,894             10,613
                                             ------------       ------------      ------------


     EXPENSES

     Finance expense, net                           5,512                 -                  -

     Participation in oil and gas
     exploration, net                               2,107            25,456             22,899

     Administrative and General expenses            2,738             2,532              2,334
                                             ------------       ------------      ------------

                                                   10,357            27,988             25,233
                                             ------------       ------------      ------------

     NET PROFIT (LOSS)                           (10,357)             3,906           (14,620)
                                             ============       ============      ============

     "Isramco - Negev 2" Limited Partnership

     Notes to the Financial Statements on December 31, 2002
     ---------------------------------------------------------------------------

     Note 15 - Abstract of Financial statements in nominal values (continued)

C.   STATEMENT OF CHANGES IN LIMITED PARTNERSHIP CAPITAL

                                                                  Investments in
                                                                  partnership
                                                                       capital            Losses             Total
                                                                  --------------     ---------------   -----------
                                                                  NIS 000            NIS 000           NIS 000
                                                                  --------------     ---------------   -----------
                                   BALANCE AS OF 1 JANUARY 2000          432,262            (99,765)       332,497

     Exercise of options less issue expenses                             155,018                  -        155,018

     Net loss for the year                                                     -            (14,620)       (14,620)
                                                                  --------------     ---------------   -----------

                                   BALANCE AS OF 31DECEMBER 2000         587,280           (114,385)       472,895

     Net profit for the year                                                   -              3,906          3,906
                                                                  --------------     ---------------   -----------

                                   BALANCE AS OF 31DECEMBER 2001         587,280           (110,479)       476,801

     Net loss for the year                                                     -            (10,357)       (10,357)
                                                                  --------------     ---------------   -----------

                                   BALANCE AS OF 31DECEMBER 2002         587,280           (120,836)       466,444
                                                                  ==============     ===============   ============


D.   LIMITED PARTNERSHIP CAPITAL


The Limited Partnership capital is comprised as follows:
                                                                     Limited             General           Total
                                                                     partner             partner       -----------
                                                                     NIS 000             NIS 000           NIS 000
                                                                  --------------     ---------------   -----------
Partners' investments, net                                               587,141                139       587,280
                                                                  --------------     ---------------   -----------


Loss balance at beginning of year                                       (110,343)              (136)     (110,479)

Net loss for the year                                                    (10,352)                (5)      (10,357)
                                                                  --------------     ---------------   -----------

Loss balance at end of year                                             (120,695)              (141)     (120,836)
                                                                  --------------     ---------------   -----------

Partnership capital at end of year                                       466,446                 (2)      466,444
                                                                  ==============     ===============   ============